Exhibit 4.4.1
     Supplement No. 1 (this “Supplement”) dated as of June 29, 2007, to the Security Agreement dated as of September 29, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) by each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto (each a “Grantor”) and The Bank of New York Trust Company, N.A., in its capacity as Trustee for the Noteholders (the “Trustee”).
W I T N E S S E T H:
     WHEREAS, pursuant to (a) that certain Indenture dated as of September 9, 2004 as amended as of June 28, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) among Securus Technologies, Inc., a Delaware corporation, as issuer (the “Company”), the subsidiaries of the Company party thereto as guarantors (the “Guarantors”) and the Trustee, and (b) one or more Purchase Agreements (each, a “Purchase Agreement”), among the Company, the Guarantors, UBS Securities LLC (the “Initial Purchaser”), the Company has issued or will issue its Second-Priority Senior Secured Notes Due 2011 which will be guaranteed on a senior secured basis by the Guarantors;
     WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement;
     WHEREAS, the Grantors have entered into the Security Agreement in order to induce the Trustee to enter into the Indenture and continue to perform its duties thereunder; and
     WHEREAS, pursuant to Section 4.20 of the Indenture, new direct or indirect Subsidiaries of the Company must execute and deliver certain Security Documents, including the Security Agreement, and the execution of the Security Agreement by the undersigned new Grantor or Grantors (collectively, the “New Grantors”) may be accomplished by the execution of this Supplement in favor of the Trustee for the benefit of the Noteholders.
     NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Grantor hereby agrees as follows:
     1. In accordance with Section 22 of the Security Agreement, the New Grantor, by its signature below, becomes a “Grantor” under the Security Agreement with the same force and effect as if originally named therein as a “Grantor” and the New Grantor hereby (a) agrees to all of the terms and provisions of the Security Agreement applicable to it as a “Grantor” thereunder and (b) represents and warrants that the representations and warranties made by it as a “Grantor” thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby grant, assign, and pledge to the Trustee, for the benefit of the Noteholders, a security interest in and security title to all Collateral of the New Grantor to secure the full and prompt payment of the Secured Obligations. Schedule 1, “Copyrights”, Schedule 2, “Intellectual Property Licenses”, Schedule 3, “Patents”, Schedule 4, “Trademarks”, Schedule 5, “Commercial Tort Claims”, Schedule 6, “Name; Trade Names; FEIN; organizational identification number”, and Schedule 7, “Uniform Commercial Code Filing Jurisdictions” attached hereto supplement Schedule 1, Schedule 2, Schedule 3, Schedule 4, Schedule 5, Schedule 6, and Schedule 7, respectively, to the Security Agreement and shall be deemed a part thereof for all purposes of the Security Agreement. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is incorporated herein by reference.

     2. The New Grantor represents and warrants to the Trustee and the Noteholders that this Supplement has been duly executed and delivered by the New Grantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     3. This Supplement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission shall be as effective as delivery of a manually executed counterpart hereof.
     4. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.
     5. This Supplement shall be construed in accordance with and governed by the laws of the State of New York.
     6. Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Trustee pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted to the Administrative Agent (and its permitted successors and assigns), for the benefit of the credit parties, pursuant to the Credit Agreement and the related security documents dated as of September 9, 2004 (as further amended, restated, refinanced, replaced, supplemented or otherwise modified from time to time), by and among the Company, the Administrative Agent, the lenders and the other credit parties party thereto and the other parties party thereto and (ii) the exercise of any right or remedy by the Trustee hereunder is subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.
[signature page follows]

     IN WITNESS WHEREOF, the New Grantor and the Trustee have duly executed this Supplement to the Security Agreement as of the day and year first above written.

SYSCON JUSTICE SYSTEMS, INC., a California corporation
By:
Name:
Title:

MODELING SOLUTIONS LLC., a Nevada limited liability company
By:
Name:
Title:

MODELING SOLUTIONS LLC, a Wisconsin limited liability company
By:
Name:
Title:

TRUSTEE: THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:
Name:
Title:

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